Exhibit 10.30

Lease Agreement (Executive Summary)

Landlord	National IT Industry Promotion Agency

Tenant	L1ONbridge Korea

Security deposit	KRW 163,570,877

Monthly rent	KRW 14,870,186 (VAT exclusive)

Monthly maintenance fee	KRW 6,905,478 (VAT exclusive)

Parking lot	Free parking: 7 units, Charged parking: 5 units

Related parties to this agreement agreed, in consideration of the mutual promises contained herein, as following. Special provisions come before general provisions.

[General Provision]

Article 1 Leased Premise

Tenant shall lease the Leased Premise whose address is:

7th floor, Nuritcum Square (Business) Tower, 1605, Sang-am-dong, Mapo-gu, Seoul

(Lease area: 1,170.42m2 including the common area, efficiency: 50%)

Article 2 Lease Term

-1.	The lease term shall begin on 21st day of November, 2009 and end on the 20th day of November, 2011. However, the lease term shall be deemed extended by mutual consent, and the lease conditions may be changed on this occasion.

-2.	Unless Tenant possesses the Leased Premises until 30 days elapses from the beginning date of the Lease or deposits the amount of security deposit to Landlord until the due date, Landlord may cancel the Lease without prior reminder or procedure.

Article 3 Renewal etc.

-1.	Tenant may exercise the option to renew the Lease between six months and one month prior to the expiration of the lease term, and Landlord cannot reject Tenant’s exercise of the option without good reason.

-2.	Renewed lease is deemed agreed under same terms and conditions. However, security deposit, monthly rent, and maintenance fee may be adjusted upon the Article 7 herein.

-3.	The Lease is deemed renewed under the same terms and condition unless Landlord notifies the intent to reject the renewal or to alter terms and conditions within the period as set forth under -1. In such case, the term of lease is deemed one year, and Tenant may notify the intent to cancel the lease to Landlord which may be effective from three months elapses from the date notified.

Article 4 Security Deposit

Tenant shall deposit with Landlord KRW 163,570,877 of interest free during the lease term.

Classification	Amount	Ratio	Payment due date
Initial amount	16,358,000	10%	Agreement date
Interim payment	65,429,000	40%	The date before fitting-out
Balance	81,738,877	50%	The date before moving-in
Total	163,570,877	100%

If the Lease cancels upon the Article 2 -2, 10% of the security deposit shall be vested to Landlord as an indemnity, to which Tenant may not raise any objection. In such case, Landlord returns the rest amount of security deposit of interest free to Tenant without delay.

Article 5 Rent

The amount of monthly rent shall be KRW 14,870,168 (VAT exclusive) and paid by the fifth of the month. The rental payment amount for any partial calendar months included in the lease term shall be prorated on a daily basis.

Rent on a daily basis = (Monthly rent I Dates of the month) X Elapsed dates

Article 6 Maintenance Fee

-1	The amount of monthly maintenance fees shall be KRW 6,905,478 (VAT exclusive) and paid by the fifth of the month.

-2	The maintenance fees is comprised of “maintenance fees for the month” and “additional fees”. Additional fees are to cover an electric light board established by Tenant, electric power for computer room, a thermo-hygrostat, overtime electric power for cooling and heating facilities, and specific services costing separately by Tenant etc.

Article 7 Adjustment of Security Deposit, Rent, Maintenance Fees

-1.	The amount of security deposit and rent shall be annually adjusted when two years elapses from the commencement of the Lease, and the amount of maintenance fees shall be annually adjusted when one year elapses from the commencement of the Lease as of the first day of March.

-2.	In case of adjustment, taking into account any changes in consumer price indexes published by Statistics Korea (www.nso.go.kr) applicable to similar buildings, each of the following is applied:

1.	Converted price to deposit shall be applied and the conversion rate is deemed 12%. If it is not inevitable to change the conversion rate due to interest rate fluctuation, the conversion rate shall be decided by negotiation of both parties.

*Converted price to deposit= (Monthly rent/ Conversion rate (12%) X 12 months)+ Deposit * Deposit = Monthly rent X 11 months

2.	Consumer price indexes shall be applied by the fluctuation rate between CPI in December of the previous year and CPI in same month of two years prior to the year.

-3.	Notwithstanding the above -1, Landlord shall adjust security deposit, rent, and maintenance fees by negotiation with Tenant with a written notice one month prior to the adjustment when any of following applies:

1.	When tax, utility charges, prices of commodities, and other economic conditions increase

2.	When expenses necessary for maintaining the Leased Premises (i.e. electricity, water, heating and cooling facility, cleaning, personnel, and other building maintenance expenses) increase

3.	When prices of commodities and other economic conditions fluctuate

-4.	In case of adjustment by -1 or -3, Landlord shall provide a written notice on adjusted amounts to Tenant before the date of adjustment, and charge adjusted amounts from the date of adjustment on a daily basis.

Article 8 Indemnity

If Tenant fails to pay his liabilities to Landlord within payment due dates, he shall pay 18% an annual interest of the amount in arrears as an indemnity.

Article 12 Repair Expense

Landlord shall be responsible for repairs of wall, ceilings, and floors due to natural wear and tear. However, Tenant shall be responsible for repairs required by his faults or necessities.

Article 25 Cancellation of the Lease

The either Landlord or Tenant may cancel the Lease immediately and require delivering the leased premise with a written notice when any of the following applies:

-1.	When Tenant delays payment of rent, maintenance fees, and/or other liabilities for two months or longer from the due date:

-2.	When Tenant goes bankrupt or composition by the decision of court due to Tenant’s other liabilities, or when Tenant is objectively deemed no longer capable of maintaining the Lease as the property, credit, and business of Tenant is subject to significant changes:

-3.	When Tenant causes defamation to the Landlord: or,

-4.	When the either Landlord or Tenant breaches any of provision of the Lease

Article 28 Cancellation within the Term and Indemnity

-1.	If either Tenant or Landlord wishes to cancel the Lease by his personal matters prior to the expiration date as set forth under Article 2, the either party shall provide the other with a written notice no less than 3 months prior to the cancellation, and pay the amount equivalent to one month’s rent to the other as an indemnity.

-2.	It shall not be permitted to cancel some portion of the leased premise by Tenant’s personal matters.

Article 27 Surrender and Restoration

Tenant shall remove his belongings and properties before the date of lease termination, and restore the Leased Premise to its original state at his own expenses until the date of lease termination.

Article 28 Return of Security Deposit

Upon the termination or cancellation of the Lease, Landlord shall return the amount of security deposit within 10 days after the Leased Premise is delivered. If Landlord defers to return the security deposit by his own fault, annual 18% of arrears shall be paid to Tenant.

[Special Provision]

Article 1 Parking Lot

-1.	Free parking lots shall be 7 units and additional free parking lots may not be permitted.

-2.	Charged parking lots shall be 5 units, however, additional charged parking lots may be negotiable.

Article 2 Free Lease

-1.	Tenant shall be exempt from paying monthly maintenance fees during the fitting-out period, but shall be required to pay monthly maintenance fees from actual date of moving-in if Tenant completes the fitting-out and moves in earlier date than expected as set forth in Article 3.

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